Exhibit 99.1

ADVANCED DRAINAGE SYSTEMS ANNOUNCES FIRST QUARTER
FISCAL 2024 RESULTS
HILLIARD, Ohio – (August 3, 2023) – Advanced Drainage Systems, Inc. (NYSE: WMS) (“ADS” or the “Company”), a leading provider of innovative water management solutions in the stormwater and onsite septic wastewater industries today announced financial results for the fiscal first quarter ended June 30, 2023.
First Quarter Fiscal 2024 Results
•Net sales decreased 14.9% to $778.0 million
•Net income decreased 7.7% to $173.9 million
•Net income per diluted share decreased 1.7% to $2.18
•Adjusted EBITDA (Non-GAAP) decreased 5.9% to $281.3 million
•Cash provided by operating activities decreased 2.3% to $244.0 million
•Free cash flow (Non-GAAP) decreased 5.5% to $201.9 million

Scott Barbour, President and Chief Executive Officer of ADS commented, "The first quarter net sales and Adjusted EBITDA results exceeded expectations, primarily driven by better-than-expected performance from the Infiltrator business and the Allied products portfolio. We had an excellent quarter from a profitability standpoint, as the Adjusted EBITDA margin increased to a new quarterly record of 36.2%, 350 basis points above the same quarter last year. This reflects the continued disciplined execution in pricing, good control over material and operational costs, and benefits from actions we took during the second half of last year to reduce manufacturing and transportation costs in the lower demand environment."

“From a top line perspective, the decrease in revenue of the domestic pipe business was generally in-line with our expectations. Allied products performed better than expected and Infiltrator benefited from the improvement in single-family housing starts outlook compared to the beginning of the calendar year. The overall sales decline of 15% in the quarter was modestly better than expected.”

"The need for water management solutions provided by ADS and Infiltrator remains highly relevant due to the increasing effects of heavy rainfall patterns and water scarcity. As communities and developers deal with these emerging issues, ADS is a trusted resource in the development of standards and practices around management of water, the world’s most precious resource, helping to safeguard our environment and communities. Developers, contractors and distributors recognize our expertise and value proposition as they continue to choose ADS and Infiltrator as the premier partner for water management solutions."

Barbour concluded, "We will continue to invest capital to increase manufacturing and recycling capacity, improve productivity and further automation so that we are in a favorable position as the market rebounds. We will focus on opportunities in key states and market segments, large scale development projects, and market penetration opportunities for products such as our HP pipe, Allied products, onsite septic tanks and active onsite treatment solutions to drive sales through our proven go to market capabilities."
First Quarter Fiscal 2024 Results
Net sales decreased $136.1 million, or 14.9%, to $778.0 million, as compared to $914.2 million in the prior year quarter. Domestic pipe sales decreased $96.3 million, or 18.3%, to $428.6 million. Domestic allied products & other sales decreased $15.5 million, or 7.8%, to $183.4 million. Infiltrator sales decreased $24.8 million, or 14.9%, to $141.5 million. The decrease in domestic net sales was primarily driven by lower demand in the U.S. construction end markets. International sales decreased $18.7 million, or 26.2%, to $52.8 million.
Gross profit decreased $20.6 million, or 5.9%, to $331.5 million as compared to $352.1 million in the prior year. The decrease in gross profit is primarily due to the decrease in volume and higher manufacturing costs, partially offset by favorable pricing and material costs.
Net income per diluted share decreased $0.04, or 1.7%, to $2.18, as compared to $2.22 per share in the prior year. Results for the first quarter of fiscal 2024 include a $14.9 million gain on the sale of assets, which after considering the income tax impact of this gain impacted net income per diluted share by $0.14.

Adjusted EBITDA (Non-GAAP) decreased $17.7 million, or 5.9%, to $281.3 million, as compared to $299.0 million in the prior year, primarily due to the factors mentioned above. As a percentage of net sales, Adjusted EBITDA was 36.2% as compared to 32.7% in the prior year.
Reconciliations of GAAP to Non-GAAP financial measures for Adjusted EBITDA and Free Cash Flow have been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”
Balance Sheet and Liquidity
Net cash provided by operating activities was $244.0 million, as compared to $249.8 million in the prior year. Free cash flow (Non-GAAP) was $201.9 million, as compared to $213.6 million in the prior year. Net debt (total debt and finance lease obligations net of cash) was $953.7 million as of June 30, 2023, a decrease of $154.0 million from March 31, 2023.
ADS had total liquidity of $955.0 million, comprised of cash of $366.1 million as of June 30, 2023 and $588.9 million of availability under committed credit facilities. As of June 30, 2023, the Company’s trailing-twelve-month leverage ratio was 1.1 times Adjusted EBITDA.
In the three months ended June 30, 2023, the Company repurchased 0.5 million shares of its common stock for a total cost of $47.8 million. As of June 30, 2023, approximately $377.2 million of common stock may be repurchased under the Company's existing share repurchase authorization.
Fiscal 2024 Outlook
Based on current visibility, backlog of existing orders and business trends, the Company confirmed its financial targets for fiscal 2024. Net sales are expected to be in the range of $2.600 billion to $2.800 billion. Adjusted EBITDA is expected to be in the range of $725 to $825 million. Capital expenditures are expected to be in the range of $200 million to $225 million.
Conference Call Information
Webcast: Interested investors and other parties can listen to a webcast of the live conference call by logging in through the Investor Relations section of the Company's website at https://investors.ads-pipe.com/events-and-presentations. An online replay will be available on the same website following the call.

Teleconference: To participate in the live teleconference, participants may register at https://conferencingportals.com/event/gnGtWRav using Conference ID: 45786. After registering, participants will receive a confirmation through email, including dial in details and unique conference call codes for entry. Registration is open through the live call. To ensure participants are connected for the full call, please register at least 10 minutes before the start of the call.
About the Company
Advanced Drainage Systems is a leading manufacturer of innovative stormwater and onsite septic wastewater solutions that manages the world’s most precious resource: water. ADS and its subsidiary, Infiltrator Water Technologies, provide superior stormwater drainage and onsite septic wastewater products used in a wide variety of markets and applications including commercial, residential, infrastructure and agriculture, while delivering unparalleled customer service. ADS manages the industry’s largest company-owned fleet, an expansive sales team, and a vast manufacturing network of approximately 70 manufacturing plants and 40 distribution centers. The company is one of the largest plastic recycling companies in North America, ensuring over half a billion pounds of plastic is kept out of landfills every year. Founded in 1966, ADS’ water management solutions are designed to last for decades. To learn more, visit the Company’s website at www.adspipe.com.
Forward Looking Statements
Certain statements in this press release may be deemed to be forward-looking statements. These statements are not historical facts but rather are based on the Company’s current expectations, estimates and projections regarding the Company’s business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “confident” and similar expressions are used to identify these forward-looking statements. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include: fluctuations in the price and availability of resins and other raw materials and our ability to pass any increased costs of raw materials on to our customers in a timely manner; disruption or volatility in general business and economic conditions in the markets in which we operate; cyclicality and seasonality of the non-residential and residential construction markets and infrastructure spending; the risks of increasing competition in our existing and future markets; uncertainties surrounding the integration and realization of anticipated benefits of acquisitions; the effect of weather or seasonality; the loss of any of our significant customers; the risks of doing business internationally; the risks of conducting a portion of our operations through joint ventures; our ability to expand into new geographic or product markets; the risk associated with manufacturing processes; the effect of global climate change; cybersecurity risks; our ability to manage our supply purchasing and customer credit policies; our ability to control labor costs and to attract, train and retain highly qualified employees and key personnel; our ability to protect our intellectual property rights; changes in laws and regulations, including environmental laws and regulations; the risks associated with our current levels of indebtedness, including borrowings under our existing credit agreement and outstanding indebtedness under our existing senior notes; and other risks and uncertainties described in the Company’s filings with the SEC. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
For more information, please contact:
Michael Higgins
VP, Corporate Strategy & Investor Relations
(614) 658-0050
Michael.Higgins@adspipe.com

Financial Statements
ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended June 30,
(In thousands, except per share data)	2023	2022
Net sales	$778,046	$914,186
Cost of goods sold	446,586	562,079
Gross profit	331,460	352,107
Operating expenses:
Selling, general and administrative	86,511	86,520
(Gain) loss on disposal of assets and costs from exit and disposal activities	(13,304)	303
Intangible amortization	12,802	13,677
Income from operations	245,451	251,607
Other expense:
Interest expense	21,712	11,072
Derivative gains and other income, net	(3,549)	(1,902)
Income before income taxes	227,288	242,437
Income tax expense	55,058	55,065
Equity in net income of unconsolidated affiliates	(1,675)	(1,110)
Net income	173,905	188,482
Less: net income attributable to noncontrolling interest	253	1,336
Net income attributable to ADS	173,652	187,146

Weighted average common shares outstanding:
Basic	78,908	83,144
Diluted	79,634	84,389
Net income per share:
Basic	$2.20	$2.25
Diluted	$2.18	$2.22
Cash dividends declared per share	$0.14	$0.12

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)

	As of
(Amounts in thousands)	June 30, 2023	March 31, 2023
ASSETS
Current assets:
Cash	$366,104	$217,128
Receivables, net	342,338	306,945
Inventories	434,631	463,994
Other current assets	25,450	29,422
Total current assets	1,168,523	1,017,489
Property, plant and equipment, net	747,312	733,059
Other assets:
Goodwill	620,428	620,193
Intangible assets, net	394,837	407,627
Other assets	117,569	122,757
Total assets	$3,048,669	$2,901,125
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of debt obligations	$13,806	$14,693
Current maturities of finance lease obligations	10,447	8,541
Accounts payable	205,591	210,111
Other accrued liabilities	137,511	142,400
Accrued income taxes	52,232	3,057
Total current liabilities	419,587	378,802
Long-term debt obligations, net	1,266,797	1,269,391
Long-term finance lease obligations	28,795	32,272
Deferred tax liabilities	158,942	159,056
Other liabilities	62,682	66,744
Total liabilities	1,936,803	1,906,265
Mezzanine equity:
Redeemable common stock	148,397	153,220
Total mezzanine equity	148,397	153,220
Stockholders’ equity:
Common stock	11,654	11,647
Paid-in capital	1,147,449	1,134,864
Common stock in treasury, at cost	(977,812)	(920,999)
Accumulated other comprehensive loss	(25,399)	(27,580)
Retained earnings	788,780	626,215
Total ADS stockholders’ equity	944,672	824,147
Noncontrolling interest in subsidiaries	18,797	17,493
Total stockholders’ equity	963,469	841,640
Total liabilities, mezzanine equity and stockholders’ equity	$3,048,669	$2,901,125

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three Months Ended June 30,
(Amounts in thousands)	2023	2022
Cash Flow from Operating Activities
Net income	$173,905	$188,482
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	37,240	35,578
Deferred income taxes	573	(1,272)
(Gain) loss on disposal of assets and costs from exit and disposal activities	(13,304)	303
Stock-based compensation	6,903	6,273
Amortization of deferred financing charges	511	344
Fair market value adjustments to derivatives	(36)	(90)
Equity in net income of unconsolidated affiliates	(1,675)	(1,110)
Other operating activities	501	(3,535)
Changes in working capital:
Receivables	(33,406)	(79,616)
Inventories	30,860	8,039
Prepaid expenses and other current assets	(3,699)	(4,840)
Accounts payable, accrued expenses, and other liabilities	45,594	101,209
Net cash provided by operating activities	243,967	249,765
Cash Flows from Investing Activities
Capital expenditures	(42,078)	(36,189)
Proceeds from disposition of assets	19,979	—
Acquisition, net of cash acquired	—	(47,492)
Other investing activities	155	13
Net cash used in investing activities	(21,944)	(83,668)
Cash Flows from Financing Activities
Payments on syndicated Term Loan Facility	(1,750)	(1,750)
Proceeds from Revolving Credit Agreement	—	26,200
Payments on Revolving Credit Agreement	—	(140,500)
Proceeds from Amended Revolving Credit Agreement	—	97,000
Payments on Amended Revolving Credit Agreement	—	(97,000)
Proceeds from Senior Notes due 2030	—	500,000
Debt issuance costs	—	(11,575)
Payments on Equipment Financing	(2,256)	(3,548)
Payments on finance lease obligations	(2,769)	(1,721)
Repurchase of common stock	(47,778)	(57,699)
Cash dividends paid	(11,084)	(10,170)
Proceeds from exercise of stock options	867	1,249
Payment of withholding taxes on vesting of restricted stock units	(8,742)	(22,809)
Net cash (used in) provided by financing activities	(73,512)	277,677
Effect of exchange rate changes on cash	465	(203)
Net change in cash	148,976	443,571
Cash at beginning of period	217,128	20,125
Cash at end of period	$366,104	$463,696

Selected Financial Data
The following tables set forth net sales by reportable segment for each of the periods indicated.

	Three Months Ended
	June 30, 2023			June 30, 2022
(In thousands)	Net Sales	Intersegment Net Sales	Net Sales from External Customers	Net Sales	Intersegment Net Sales	Net Sales from External Customers
Pipe	$428,572	$(8,144)	$420,428	$524,857	$(9,874)	$514,983
Infiltrator	141,486	(18,578)	122,908	166,290	(28,906)	137,384
International
International - Pipe	37,178	(528)	36,650	53,419	(5,859)	47,560
International - Allied Products & Other	15,598	—	15,598	18,095	—	18,095
Total International	52,776	(528)	52,248	71,514	(5,859)	65,655
Allied Products & Other	183,445	(983)	182,462	198,909	(2,745)	196,164
Intersegment Eliminations	(28,233)	28,233	—	(47,384)	47,384	—
Total Consolidated	$778,046	$—	$778,046	$914,186	$—	$914,186
Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). ADS management uses non-GAAP measures in its analysis of the Company’s performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.
Reconciliation of Non-GAAP Financial Measures
This press release includes references to organic results, Adjusted EBITDA and Free Cash Flow, non-GAAP financial measures. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These measures are not intended to be substitutes for those reported in accordance with GAAP. Adjusted EBITDA and Free Cash Flow may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures.
EBITDA and Adjusted EBITDA are non-GAAP financial measures that comprise net income before interest, income taxes, depreciation and amortization, stock-based compensation, non-cash charges and certain other expenses. The Company’s definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key metric used by management and the Company’s board of directors to assess financial performance and evaluate the effectiveness of the Company’s business strategies. Accordingly, management believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as the Company’s management and board of directors. In order to provide investors with a meaningful reconciliation, the Company has provided below reconciliations of Adjusted EBITDA to net income.
Free Cash Flow is a non-GAAP financial measure that comprises cash flow from operating activities less capital expenditures. Free Cash Flow is a measure used by management and the Company’s board of directors to assess the Company’s ability to generate cash.  Accordingly, management believes that Free Cash Flow provides useful information to investors and others in understanding and evaluating our ability to generate cash flow from operations after capital expenditures. In order to provide investors with a meaningful reconciliation, the Company has provided below a reconciliation of cash flow from operating activities to Free Cash Flow.
The following tables present a reconciliation of EBITDA and Adjusted EBITDA to Net Income and Free Cash Flow to Cash Flow from Operating Activities, the most comparable GAAP measures, for each of the periods indicated.

Reconciliation of Adjusted Gross Profit to Gross Profit

	Three Months Ended June 30,
(Amounts in thousands)	2023	2022
Segment Adjusted Gross Profit
Pipe	$160,649	$168,579
Infiltrator	74,264	75,794
International	16,029	20,484
Allied Products & Other	106,185	109,041
Intersegment Elimination	(2,055)	(815)
Total Segment Adjusted Gross Profit	355,072	373,083
Depreciation and amortization	22,799	20,302
ESOP and stock-based compensation	813	674
Total Gross Profit	$331,460	$352,107
Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended June 30,
(Amounts in thousands)	2023	2022
Net income	$173,905	$188,482
Depreciation and amortization	37,240	35,578
Interest expense	21,712	11,072
Income tax expense	55,058	55,065
EBITDA	287,915	290,197
(Gain) loss on disposal of assets and costs from exit and disposal activities	(13,304)	303
Stock-based compensation expense	6,903	6,273
Transaction costs	1,972	1,715
Interest income	(3,489)	(117)
Other adjustments(a)	1,316	672
Adjusted EBITDA	$281,313	$299,043
(a)Includes derivative fair value adjustments, foreign currency transaction (gains) losses, the proportionate share of interest, income taxes, depreciation and amortization related to the South American Joint Venture, which is accounted for under the equity method of accounting and executive retirement expense.
Reconciliation of Free Cash Flow to Cash flow from Operating Activities

	Three Months Ended June 30,
(Amounts in thousands)	2023	2022
Net cash flow from operating activities	$243,967	$249,765
Capital expenditures	(42,078)	(36,189)
Free cash flow	$201,889	$213,576